Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF
INTRICON CORPORATION

The Articles of Incorporation of Intricon Corporation, a Pennsylvania corporation (the “Corporation”), are hereby amended and restated in their entirety as follows:

FIRST:
Name. The name of the Corporation is Intricon Corporation.

SECOND:
Registered Office. The name of the Corporation’s commercial registered office provider and the county of venue is c/o Corporation Service Company, Dauphin County.

THIRD:
Purposes. The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of 1998 of the Commonwealth of Pennsylvania (as amended from time to time, the “PBCL”) are to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the PBCL.

FOURTH:
Duration. The term of its existence is perpetual.

FIFTH:
Authorized Shares.

(A)
The authorized shares of the Corporation shall be of a single class: 1,000 Common Shares, par value $1 per share.

(B)
A description of such class of shares and a statement of the designations, voting rights, preferences, limitations and special rights granted to or imposed upon such class of shares is as follows:

(i)
The holders of Common Shares shall be entitled to receive dividends, when and as declared by the Board of Directors, out of assets legally available therefor.

(ii)
The holders of Common Shares shall have one vote per share.

(iii)
The Corporation may issue shares, option rights or securities having conversion or option rights, without first offering them to holders of Common Shares.

(iv)
The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued Common Shares for consideration of such character and value as the Board shall from time to time set or determine.

(C)
Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on share certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

SIXTH:
Management of the Corporation’s Business and Affairs.

(A)
The Board of Directors shall have such number of members as shall be determined by or pursuant to the bylaws of the Corporation, provided that no reduction in the number of members shall end the term of office of any director earlier than such term of office would otherwise end. The term of office of all directors shall extend until the next annual meeting of shareholders and the election at such annual meeting and qualification of the director’s successor, or until his or her earlier disqualification, resignation, removal, death or incapacity, and the term of office of any director elected by the shareholders or the Board of Directors, as permitted by law, to fill any vacancy on the Board of Directors shall extend until the next annual meeting of shareholders and until the election at such annual meeting and qualification of the director’s successor, or until his or her earlier disqualification, resignation, removal, death or incapacity.

(B)
In addition to the right of the Board of Directors under law to remove a director for cause, directors may be removed from office before the expiration of their terms of office at any time, with or without cause, by the affirmative vote of the holders of a majority of the Common Shares present (in person or by proxy) at a meeting of shareholders at which a quorum is present or, as permitted by law, by the written consent in lieu of a meeting of the holders of a majority of the Common Shares. For the avoidance of doubt, from said date forward, directors may be removed from office without assigning any cause regarding such removal. For purposes of this Article Sixth (B), “Cause” for the removal of a director shall mean conviction of a felony, any act of dishonesty in respect of the Corporation or a breach of fiduciary duty to the Corporation.

(C)
With respect to the election of directors, each shareholder shall be entitled to cast for any candidate for election as a director only one vote per share and shareholders shall not be entitled to cumulate their votes and cast them in favor of one candidate or distribute them among any two or more candidates.

(D)

(i)
A director of the Corporation (whether before or after the Effective Time (as hereinafter defined) shall not be personally liable, as such, for monetary damage for any action taken by him or her unless he or she has breached or failed to perform the duties of his or her office under subchapter B of chapter 17 of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, except as otherwise specifically provided by the PBCL. No amendment or repeal of this Article Sixth (D) shall apply to or have any effect on the liability or alleged liability of any person who is or was a director of the Corporation for or with respect to any act or omission occurring prior to the effective date of such amendment or repeal. If Pennsylvania law is amended to permit a Pennsylvania corporation to provide greater protection to persons who serve or have served as directors of the corporation from personal liability with respect to their service to the corporation as directors than provided by the terms of this Article Sixth (D), then such protection shall also apply to the persons who serve or have served as directors of the Corporation and this Article Sixth (D) shall be construed to provide such greater protection.

(ii)
To the fullest extent permitted by law (including, without limitation, as permitted by section 1746 of the PBCL) from time to time in effect, the Corporation shall indemnify persons who, after the Effective Time, serve as its directors or officers or, while a director or officer of the Corporation, served at the request of the Corporation as a director, officer, employee, agent fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any threatened, pending or completed claims, actions, suits, investigations, inquiries and other proceedings, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, including expenses (including attorney’s fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such claims, actions, suits, investigations, inquiries and other proceedings, and shall advance to them expenses incurred in defending or responding to claims, actions, suits, investigations, inquiries and other proceedings and may, by provisions in its bylaws, by contract and by any other means permitted by law, establish reasonable procedures for the making of such indemnification and advancement of expenses and may further obligate itself to provide indemnification or to advance expenses to such persons and may set apart funds to provide for the payment thereof.

(iii)
To the fullest extent permitted by law (including, without limitation, as permitted by section 1746 of the PBCL) from time to time in effect, the Corporation shall indemnify persons who before the Effective Time served as directors or officers of the Corporation or, while a director or officer of the Corporation, served at the request of the Corporation as a director, officer, employee, agent fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and persons who, before or after the Effective Time, served as its employees and agents, from and against any threatened, pending or completed claims, actions, suits, investigations, inquiries and other proceedings, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, including expenses (including attorney’s fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such claims, actions, suits, investigations, inquiries and other proceedings, and shall advance to them expenses incurred in defending or responding to claims, actions, suits, investigations, inquiries and other proceedings and may, by provisions in its bylaws, by contract and by any other means permitted by law, establish reasonable procedures for the making of such indemnification and advancement of expenses and obligate itself to provide indemnification or to advance expenses to such persons and may set apart funds to provide for the payment thereof.

(iv)
Notwithstanding the foregoing provisions of this Article Sixth (D), if Pennsylvania law shall be amended so as to limit or reduce the indemnification which a Pennsylvania corporation may provide to its directors or officers from that in effect on the Effective Time, then, to the fullest extent permitted by law, such limitation or reduction shall not apply to or have any effect on the right to indemnity or advancement of expenses provided by this Article Sixth (D) to a person who served as a director or officer of the Corporation with respect to any act or omission occurring prior to the effective date of such amendment.

(v)
The indemnification and advancement of expenses provided by or pursuant to this Article Sixth (D)  shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation’s bylaws or the prior bylaws of Intricon Corporation, any insurance or other agreement (including that certain Agreement and Plan of Merger dated as of February 27, 2022 among the Corporation, IIN Holding Company LLC and IC Merger Sub Inc.), vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(vi)
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Sixth (D).

(vii)
By action by the Board of Directors (notwithstanding their interest in the transaction) the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its directors, officers, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Section.

(viii)

The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article Sixth (D) shall be in the nature of a contract between the Corporation and each such director or officer, and no amendment or repeal of any provision of this Section, and no amendment or termination of any trust or other fund created pursuant to Article Sixth (D)(vii), shall alter, to the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

(E)
None of the provisions of Subchapters 25D, 25E, 25F, 25G and 25H of the PBCL (as in effect on such date) shall apply to the Corporation, except as may be required by law.

(F)
Special meetings of shareholders may be called by the Board of Directors, by shareholders entitled to cast at least 50% of the votes that all shareholders generally are entitled to cast in the election of directors and by such officers of the Corporation or other persons as may be provided in the bylaws of the Corporation.

(G)
To the fullest extent and in the manner permitted by law, any action required or permitted to be taken at a meeting of shareholders or a class or series of shareholders may be taken without a meeting of the shareholders or of such class or series of shareholders upon the consent in writing signed by such shareholders who would have been entitled to vote the minimum number of votes that would be necessary to authorize the action at a meeting at which all the shareholders entitled to vote thereon were present and voting.

SEVENTH:
Amendment of Articles of Incorporation. The articles of incorporation of the Corporation may be amended, modified or repealed and new provisions adopted as permitted by law.

EIGHTH:
Effective Time; Bylaws.

(A)
These Amended and Restated Articles of Incorporation shall become effective immediately upon filing with the Office of the Secretary of State of the Commonwealth of Pennsylvania on May 24, 2022 (the “Effective Time”).

(B)
The bylaws of the Corporation may be amended, to the extent provided by such bylaws, by the shareholders or (to the fullest extent permitted by law, including, without limitation, with respect to the matters referred to in section 1504(b) of the PBCL) by the Board of Directors (subject, however, to the power of the shareholders to adopt, amend and repeal bylaws).